EXHIBIT 10.27.5

AMENDMENT NO. FIVE TO THE

ARTHUR J. GALLAGHER & CO. RESTATED 1988 NONQUALIFIED

STOCK OPTION PLAN

THIS AMENDMENT NO. FIVE to the ARTHUR J. GALLAGHER & CO. 1988 NONQUALIFIED STOCK OPTION PLAN (as restated January 22, 1998), dated January 22, 2004, is made by Arthur J. Gallagher & Co., a Delaware corporation (the “Company”).

WHEREAS, the Arthur J. Gallagher & Co. 1988 Nonqualified Stock Option Plan (the “Plan”) was adopted by the Company’s Board of Directors and approved by the Company’s Stockholders in 1988; and

WHEREAS, the Company’s Board of Directors has determined that the Plan should be amended to limit the number of shares of the Company’s Common Stock to be granted under the Plan at less than fair market value to 500,000 shares over the life the Plan.

NOW, THEREFORE, in consideration of the foregoing and in order to reflect the approval of the Board of Directors of the Company:

1. Section 6 of the Plan is hereby amended in its entirety to read as follows:

“The purchase price per share of Common Stock subject to an option shall be fixed by the Committee. In no event shall options for more than 500,000 shares of Common Stock be granted under the Plan at less than fair market value over the life of the Plan.”

2. Except as expressly amended and supplemented by this Amendment, the Plan is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the Company has caused its President and Secretary to execute this Amendment No. Five to the Restated Plan as of the 22nd day of January, 2004.

ARTHUR J. GALLAGHER & CO.

By:	/s/ J. Patrick Gallagher, Jr.
J. Patrick Gallagher, Jr. President

ATTEST:

/s/ John C. Rosengren
John C. Rosengren Secretary